Exhibit 99.1

     Digital Broadband Networks, Inc. Announces Positive Earnings
                    for Third Consecutive Quarter

    FLEMINGTON, N.J.--(BUSINESS WIRE)--May 15, 2003--Digital Broadband Networks, Inc. (OTCBB:DBBD) www.dbni.net announced today that the Company achieved positive earnings for the third consecutive quarter. The Company recorded a net income of $57,000 in the first quarter of 2003 compared to a net loss of $66,000 in the first quarter of 2002. The Company's first quarter 2003 revenues were $3.6 million compared to $3.3 million for the same period in 2002.
    Comparative unaudited operating data for the Company for three months ending March 31, 2003 and 2002 are as follows:

                                                 2003          2002

Revenue                                     $ 3,582,053   $ 3,335,338
Gross profit                                    287,415       177,109
Sales and marketing                              12,402        15,416
General and administrative                      207,251       220,372
Net income (loss)                                57,220       (65,803)

    Patrick Lim, Chairman and CEO of the Company, stated: "We are starting this year in a stronger position and expect this positive trend to be maintained in 2003. The Company presently forecasts to achieve revenues between $3.6 to $4.2 million in the second quarter of 2003. Going forward, we will continue to seek opportunities to acquire United States technology companies and to expand the Company's operations into the United States. Our management team is committed to increasing the Company's earnings and shareholder value."
    As of March 31, 2003, the Company had purchased for cash 1,050,000 shares of its common stock. The Company will continue to repurchase its common stock from time to time during the current fiscal year.

    About Digital Broadband Networks

    Digital Broadband Networks, Inc. and its subsidiaries are involved in application development, broadband network operation, delivery of value added applications and services; the sale of devices that utilize broadband networks and the sale of biometric security devices. The Company's principal operations include the development and operation of a wireless broadband network in Malaysia, the development of interactive, multimedia content for the Internet and the development licensing and/or sale of specific products and applications that utilize the capacities of a broadband network. These include the EyStar SmartHome Console, broadband modems, biometric systems and Internet-based cameras. DBBD has three subsidiaries:
EyStar Media Inc., Animated Electronic Industries Sdn Bhd and Perwimas Telecommunications Sdn Bhd. For more information about the above products and services, please visit our websites, www.dbni.net and www.eystar.com.

    Safe Harbor Statement

    Investors should carefully consider the preceding information, as well as other information contained herein before making an investment in the common stock of the Company. Information contained herein contains forward-looking statements and information that are based upon beliefs of, and information currently available to management, as well as estimates and assumptions made by management. Forward-looking statements can be identified by the use of forward-looking terminology such as "believes", "expects", "is expected", "intends", "may", "will", "should", "anticipates", "plans" or the negative thereof. Such forward-looking statements involve known and unknown risks, uncertainties and other factors that could cause actual results to vary materially from historical results or from any future results expressed or implied in such forward-looking statements. Digital Broadband Networks does not undertake to update, revise or correct any forward-looking statements.

    L.G. Zangani, LLC provides financial public relations service to the Company, As such L.G. Zangani, LLC and/or its officers, agents and employees, receives remuneration for public relations and or other services in the form of moneys, capital stock in the Company, warrants or options to purchase capital in the Company.

    CONTACT: L.G. Zangani, LLC
             Leonardo Zangani, 908/788-9660
             leonardo@zangani.com
             or
             Digital Broadband Networks, Inc.
             Valerie Looi, 011 (603) 7955 4582
             valerie.looi@dbni.net